UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*


                            HARVARD INDUSTRIES, INC.
        ----------------------------------------------------------------
                                (Name of issuer)


                     Common Stock, par value $.01 per share
        ----------------------------------------------------------------
                         (Title of class of securities)

                                    417434305
                          -----------------------------
                                 (CUSIP number)

                                 R.C.O. Hellyer
                          J O Hambro & Company Limited
                                  10 Park Place
                             London SW1A 1LP England
                               011-44-171-222-2020
 -------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                 June 26, 1997
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /__/.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                         Page 1 of 12 Pages

                                       13D

CUSIP No. 417434305                                     Page 2 of 12 Pages


1.
           NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
           J O Hambro & Partners Limited
           No S.S. or IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY

4.         SOURCE OF FUNDS*
           WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         7. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          8. SHARED VOTING POWER
      BENEFICIALLY          345,000
        OWNED BY         9. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING       10. SHARED DISPOSITIVE POWER
         PERSON             345,000
          WITH

11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           345,000

12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*

13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.9%

14.        TYPE OF REPORTING PERSON*
           IA, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 417434305                                        Page 3 of 12 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Growth Financial Services Limited
          No S.S. or IRS Identification Number

                                                                     (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England
                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            191,440
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               191,440
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          191,440

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.7%

14.       TYPE OF REPORTING PERSON*
          CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 417434305                                        Page 4 of 12 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          North Atlantic Smaller Companies Investment Trust plc
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            191,440
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               191,440
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          191,440

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.7%

14.       TYPE OF REPORTING PERSON*
          IV, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 417434305                                      Page 5 of 12 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Christopher Harwood Bernard Mills
          No S.S. or IRS Identification Number
                                                                (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            345,000
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               345,000
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          345,000

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.9%

14.       TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 417434305                                        Page 6 of 12 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro Investment Management Limited
          No S.S. or IRS Identification Number
                                                                    (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            0
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               0
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

14.       TYPE OF REPORTING PERSON*
          IA, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 417434305                                     Page 7 of 12 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro & Company Limited
          No S.S. or IRS Identification Number

                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            345,000
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               345,000
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          345,000

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.9%

14.       TYPE OF REPORTING PERSON*
          HC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 417434305                                       Page 8 of 12 Pages


1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro Asset Management Limited
          No S.S. or IRS Identification Number
                                                                     (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            345,000
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
        REPORTING          10. SHARED DISPOSITIVE POWER
          PERSON               345,000
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          345,000

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.9%

14.       TYPE OF REPORTING PERSON*
          HC, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 417434305                                      Page 9 of 12 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          American Opportunity Trust plc
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b) X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            123,560
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               123,560
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          123,560

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.8%

14.       TYPE OF REPORTING PERSON*
          IV, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               AMENDMENT NO. 5 TO
                            STATEMENT ON SCHEDULE 13D

         This Amendment No. 5 to Statement on Schedule 13D (the "Amendment") amends Item 5 of the Statement on Schedule 13D (the "Schedule 13D") filed on September 19, 1994 with the Securities and Exchange Commission (the "SEC") by the Filing Parties, as amended by Amendment No. 1 filed with the SEC on October 12, 1994, as further amended by Amendment No. 2 filed with the SEC on October 26, 1994, as further amended by Amendment No. 3 filed with the SEC on March 27, 1997, and as further amended by Amendment No. 4 filed with the SEC on June 20, 1997.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         No changes except that Items 5(a-c, e) are replaced with the following:

         (a) - (b) The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:


                                                                  Number of           Number of
                                              Number of           Shares:             Shares: Sole
Filing                     Aggregate          Shares: Sole        Shared              or Shared
Party                      Number of          Power to            Power to            Power to              Approximate
                           Shares:            Vote                Vote                Dispose               Percentage*
J O Hambro                 345,000                0               345,000             345,000                  4.9%
& Partners
J O Hambro                 345,000                0               345,000             345,000                  4.9%
& Company
J O Hambro Asset           345,000                0               345,000             345,000                  4.9%
Management
J O Hambro                       0                0                     0                   0                    0%
Investment
NASCIT                     191,440                0               191,440             191,440                  2.7%
American                   123,560                0               123,560             123,560                  1.8%
Opportunity Trust
GFS                        191,440                0               191,440             191,440                  2.7%
Christopher Mills          345,000                0               345,000             345,000                  4.9%


-------------
  * Based on  7,026,587  shares  of  Common  Stock,  par  value  $.01 per  share outstanding  as of May 1, 1997,  which is based on  information  reported in the
Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.


                                                            Page 10 of 12 Pages

         (c) Since June 20, 1997, the Filing Parties effected no transactions in the Common Stock other than those set forth in the following table:

                                                                   No. of       Price
Date              Filing Party                                     Shares       (US$)                Broker

6/12/97            NASCIT                                           24,320       0.5625              Johnson Investment
                                                                                                     Services
6/12/97            AOT                                              15,680       0.5625              Johnson Investment
                                                                                                     Services
6/25/97            NASCIT                                            6,080       0.531               Johnson Investment
                                                                                                     Services
6/25/97            AOT                                               3,920       0.531               Johnson Investment
                                                                                                     Services
6/26/97            NASCIT                                           24,320       0.53125             Johnson Investment
                                                                                                     Services
6/26/97            AOT                                              15,680       0.53125             Johnson Investment
                                                                                                     Services

         All of the above transactions were effected in the open market and were sales.

         (e) On June 26, 1997, the Filing Parties ceased to beneficially own more than five percent of the outstanding Common Stock.

                                                             Page 11 of 12 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  1 July 1997                              J O HAMBRO & PARTNERS LIMITED


                                                  By:      /s/   R C O HELLYER
                                                  ____________________________
                                                  Name: R C O Hellyer
                                                  Title:   Director

                                                  Executed on behalf of the
                                                  parties hereto pursuant to
                                                  the previously filed Joint
                                                  Filing Agreement.

                                                            Page 12 of 12 Pages